EXHIBIT (28)


     Registrant is not an insurance company and, accordingly, does not file annual statements with any state insurance regulatory agency.

     Exhibit 28(A) to this Form 10-K contains Schedule P, of the 1995 annual statement, for the total pooled business of Harleysville Mutual Insurance Company and the pool participant property and casualty insurance subsidiaries of Harleysville Group Inc. which was filed with state insurance regulatory agencies.

     Exhibit 28(B) to this Form 10-K contains Schedule P of the
1995 statutory annual statement of Lake States Insurance Company.



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